Exhibit 99.1

For Information

Mark A. Hellerstein

Brent A. Collins

303-861-8140

FOR IMMEDIATE RELEASE

ST. MARY ANNOUNCES AGREEMENT FOR $250 MILLION ACQUISITION OF

OIL & GAS ASSETS IN THE PERMIAN BASIN

DENVER, November 1, 2006 – St. Mary Land & Exploration Company (NYSE: SM) today announces that it has entered into an agreement for the acquisition of oil and gas assets in West Texas from several undisclosed private parties for $250 million in cash. The properties are in the Midland Basin and target the producing formations in the Spraberry interval. St. Mary attributes 78.1 BCFE of proved net reserves to the assets, which are producing approximately net 16.0 MMCFED. The transaction is scheduled to close by December 15, 2006, and is subject to customary due diligence.

“This transaction will be the largest in our history. It is from the same play book that we have been successful with for many years: acquire high working interest properties through negotiated transactions that have exploitation potential in familiar basins where we can operate. This deal meets all of those criteria. With this acquisition, we will be adding high working interest, low risk properties to our portfolio and increasing our presence in the Permian Basin. It will also add a multi-year drilling program to our inventory of projects with potential for significant upside related to possible down spacing,” commented Mark Hellerstein, Chairman and CEO.

ACQUISITION HIGHLIGHTS

A third party has a contractual right to purchase up to an undivided 20 percent of the working interests acquired in the transaction. This right to acquire must be exercised concurrent with the closing. All the following highlights assume that St. Mary retains 100 percent of the transaction.

•	Purchase price of $250 million to be funded with bank borrowings under the Company’s existing credit facility.

•	100 percent operated, with average working interest of 95 percent and net revenue interest of 71 percent.

•	Estimated net proved reserves of 78.1 BCFE (78 percent oil), 45 percent of which are proved developed reserves.

•	110 BCFE (79 percent oil) of additional net probable and possible reserves.

•	70 producing wells, with current net production of 16.0 MMCFED (78 percent oil).

•	60 proved undeveloped locations and approximately 40 probable and possible drilling locations on 80-acre spacing. Average gross reserves per well are estimated at 1.0 BCFE on 80-acre spacing.

•	Potential 40-acre development which, if successful, may add an additional 168 locations.

•	Completed well costs of $1.6 million per well.

•	Estimated production expenses of $0.65 per MCFE produced, excluding production taxes and overhead.

•	Two rig drilling program initially with plans to increase to four rigs within 12 to 18 months. St. Mary estimates 30 wells will be drilled annually with a two rig program.

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In conjunction with this transaction, St. Mary has hedged the majority of the anticipated oil production for the first five years at prices ranging between $65.15 and $68.04 per barrel. Although a smaller component of the overall value of the acquisition, we have hedged natural gas with swaps over five years and natural gas liquids with swaps over the first two years.

Since closing is scheduled for mid-December, the Company does not anticipate updating our previously issued guidance for the fourth quarter or full year of 2006. However, total production for the Company is now expected to come in above the mid-point of the year-end guidance. The transaction will be financed with bank borrowings under the Company’s existing credit facility. With the increased debt borrowings on the credit facility, the Company is expecting its year end debt-to-book capitalization ratio to be approximately 38 percent and 29 percent if the Senior Convertible Notes are assumed to be equity. The acquisitions budget for 2006, inclusive of this acquisition, is now expected to be approximately $285 million.

INFORMATION ABOUT FORWARD LOOKING STATEMENTS

This release contains forward looking statements within the meaning of securities laws, including forecasts and projections. The words “will,” “believe,” ”budget,” “anticipate,” “intend,” “estimate,” “forecast,” ”plan” and “expect” and similar expressions are intended to identify forward looking statements. Although St. Mary believes the expectations and forecasts reflected in these statements are reasonable, it can give no assurance that they will prove to be correct. These statements involve known and unknown risks, which may cause St. Mary’s actual results to differ materially from results expressed or implied by the forward looking statements. These risks include such factors as the volatility and level of oil and natural gas prices, the availability of economically attractive exploration and development and property acquisition opportunities and any necessary financing, the pending nature of the announced acquisition of properties in the Permian Basin and the ability to complete the acquisition, the uncertain nature of the expected benefits from the acquisition of oil and gas properties and the ability to successfully integrate acquisitions, lower prices realized on oil and gas sales resulting from our commodity price risk management activities, unsuccessful exploration and development drilling, the imprecise nature of estimating oil and natural gas reserves, uncertainties inherent in projecting future rates of production from drilling activities and acquisitions, drilling and operating service availability, uncertainties in cash flow, the financial strength of hedge contract counterparties, the negative impact that lower oil and natural gas prices could have on our ability to borrow, litigation, environmental matters, the potential impact of government regulations, and other such matters discussed in the “Risk Factors” section of St. Mary’s 2005 Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q filed with the SEC. Although St. Mary may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.

The SEC permits oil and gas companies to disclose in their filings with the SEC only proved reserves, which are reserve estimates that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. St. Mary uses in this press release the terms “probable” and “possible” reserves, which SEC guidelines prohibit from being included in filings with the SEC. Probable reserves are unproved reserves which are more likely than not to be recoverable. Possible reserves are unproved reserves which are less likely to be recoverable than probable reserves. Estimates of probable and possible reserves which may potentially be recoverable through additional drilling or recovery techniques are by their nature more uncertain than estimates of proved reserves and accordingly are subject to substantially greater risk of not actually being realized by the Company.

PR-06-15

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